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Exhibit 99.2

[First National Bank Logo]	[Lowcountry National Bank Logo]

MERGER Q&A

Q:    What are the primary benefits for the banks to enter into this merger agreement?

A:    The merger basically doubles the size of our franchise. It puts us in a position to move forward and to look at other opportunities that may present themselves for the purpose of enhancing our franchise values. This is an important step in further defining a target market region that includes the areas east of Interstate 95 from Wilmington, North Carolina to Daytona Beach, Florida.

Q:    Describe the new corporate entity.

A:    First Capital Bank Holding Corporation, the holding company for First National Bank of Nassau County and Coastal Banking Company, Inc., (OTC BB: CBCO.OB) the holding company for Lowcountry National Bank, will unite under Coastal Banking Company, Inc. The two banks will operate as subsidiaries of Coastal Banking Company and each will continue to operate independently under their existing charters. Each bank will have its own board of directors and senior management team.

Q:    Will there be changes in the board of directors and senior management teams at either bank?

A:    There will be no changes to the board other than the addition of Mike Sanchez to the board of Lowcountry and Randy Kohn to the board of First National. The senior management teams will continue to serve in their current capacities for the foreseeable future except that James L. Pate will serve as the chief financial officer of Lowcountry and First National and Timothy S. Ayers will service as the chief operating officer of Lowcountry and First National.

Q:    What about the board of directors and senior management for the holding company?

 A new and separate board will be appointed for Coastal Banking Company, Inc. Membership will include six board members from each bank. Randy Kohn will serve as the holding company's CEO and Mike Sanchez will serve as its president.

Q:    What does this mean for the shareholders of First Capital Bank Holding Corporation?

A:    It will provide them with greater liquidity than they have at present. They will receive publicly traded shares in Coastal Banking Company, Inc., which will be a larger company with more shareholders and shares outstanding after the merger.

Q:    What, from a customer's standpoint, is the upside of this merger?

A:    The personal service and competitive rates that are the hallmarks of both banks—will remain unchanged. All customers will be banking with an institution that will have a greater depth of management and experience.

Q:    What is the total asset figure for the combined operations?

A:    Total assets will be approximately $300 million.

Q:    What are the combined figures of the two banks as they relate to loans and deposits?

A:    Loans will total more than $200 million and combined deposits will be in excess of $275 million.

Q:-  When do you expect the merger to be finalized?

A:    We will seek shareholder approval by mid-summer and regulatory approval by late summer. We would look to complete the transaction as soon thereafter as possible.

Q:    Is this indicative of a future merger and acquisition strategy?

A:    Yes. We plan to explore additional opportunities to build our franchise and maximize shareholder value. Though we will be very selective in this process, we are interested in expanding our presence from Florida through Georgia and the Carolinas.

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FORWARD-LOOKING STATEMENTS

This document contains certain forward-looking statements, including certain plans, expectations, goals, and projections, and including statements about the benefits of the merger between Coastal and First Capital, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: the businesses of Coastal and First Capital may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the merger may not be fully realized within the expected timeframes; disruption from the merger may make it more difficult to maintain relationships with clients, associates, or suppliers; the required governmental approvals of the merger may not be obtained on the proposed terms and schedule; shareholders may not approve the merger; changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure; and other factors described in Coastal's 2005 Annual Report on Form 10-KSB, First Capital's 2005 Annual Report on Form 10-KSB, and documents subsequently filed by Coastal and First Capital with the Securities and Exchange Commission. All forward-looking statements included in this news release are based on information available at the time of the release. Neither Coastal nor First Capital assume any obligation to update any forward-looking statement.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

Coastal and First Capital will be filing relevant documents concerning the transaction with the Securities and Exchange Commission, including a registration statement on Form S-4 which will include a joint proxy statement/prospectus. Shareholders will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Coastal and First Capital, at the Securities and Exchange Commission's internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the Securities and Exchange Commission that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to Coastal Banking Company, Inc., 36 Sea Island Parkway, Beaufort, South Carolina 29901, Attention: Randolph C. Kohn, or First Capital Bank Holding Corporation, 1891 South 14th Street, Fernandina Beach, Florida 32034, Attention: Michael G. Sanchez.

SHAREHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS, AND OTHER RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION REGARDING THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

The directors and executive officers of Coastal and First Capital and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding Coastal's directors and executive officers is available in its Form 10-KSB filed with the SEC on March 30, 2005. Information regarding First Capital's directors and executive officers is available in its Form 10-KSB filed with the SEC on March 31, 2005. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

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  Exhibit 99.2
MERGER Q&A